Exhibit 10.2

VISALIA COMMUNITY BANK

Amended and Restated

Salary Continuation Agreement

VISALIA COMMUNITY BANK

AMENDED AND RESTATED

SALARY CONTINUATION AGREEMENT

THIS AMENDED & RESTATED SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this 21st day of September, 2006, by and between VISALIA COMMUNITY BANK, a California corporation located in Visalia, California (the “Bank”) and THOMAS J. BEENE (the “Executive”) and is effective as of the 1st day of January, 2005.

This agreement amends and restates the prior VISALIA COMMUNITY BANK SALARY CONTINUATION AGREEMENT FOR THOMAS J. BEENE between the Bank and the Executive dated May 1, 1998; the FIRST AMENDMENT TO THE VISALIA COMMUNITY BANK SALARY CONTINUATION AGREEMENT FOR THOMAS J. BEENE DATED MAY 1, 1998, effective December 11, 1998; the SECOND AMENDMENT OT THE VISALIA COMMUNITY BANK SALARY CONTINUATION AGREEMENT DATED MAY 1, 1998, effective July 1, 2000; and the THIRD AMENDMENT TO THE VISALIA COMMUNITY BANK SALARY CONTINUATION AGREEMENT DATED MAY 1, 1998, effective February 21, 2003; (the “Prior Agreement”).

The parties intend this Amended and Restated Agreement to be a material modification of the Prior Agreement such that all amounts earned and vested prior to December 31, 2004 shall be subject to the provisions of Section 409A of the Code and the regulations promulgated thereunder.

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Bank.  This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1                               “Account Value” means the amount shown on Schedule A under the heading Account Value.  The parties expressly acknowledge that the Account Value may be different than the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement.  The Account Value on any date other than the end of a Plan Year shall be determined by adding the prorated increase attributable for the current Plan Year to the Account Value for the previous Plan Year.

1.2                               “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3                               “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4                               “Board” means the Board of Directors of the Bank as from time to time constituted.

1.5                               “Change in Control” means the transfer of shares of the Bank’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than fifty percent (50%) of the Bank’s outstanding voting common stock followed within twelve (12) months by the Executive’s Separation from Service for reasons other than (i) death, (ii) Disability, (iii) retirement, or (iv) Termination for Cause.

1.6                               “Code” means the Internal Revenue Code of 1986, as amended.

1.7                               “Disability” means, if the Executive is covered by a Bank sponsored disability policy, total disability as defined in such policy without regard to any waiting period.  If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Bank, prevents the Executive from performing substantially all of the Executive’s normal duties for the Bank.  As a condition to any benefits, the Bank may require the executive to submit to such physical or mental evaluations and tests as the Bank’s Board deems appropriate.

1.8                               “Early Termination” means Separation from Service before Normal Retirement Age except when such Separation from Service occurs:  (i) within twelve (12) months following a Change in Control; or (ii) due to death, Disability, or Termination for Cause.

1.9                               “Effective Date” means May 1, 1998.

1.10                        “Normal Retirement Age” means the Executive attaining age sixty-five (65).

1.11                        “Normal Retirement Date” means the later of Normal Retirement Age or Separation from Service.

1.12                        “Plan Administrator” means the plan administrator described in Article 6.

1.13                       “Plan Year” means each twelve-month period commencing on January 1st and ending on December 31st of each year.

1.14                        “Schedule A” means the schedule attached to this Agreement and made a part hereof.  Schedule A shall be updated upon a change in any of the benefits under Articles 2 or 3.

1.15                        “Separation from Service” means the termination of the Executive’s employment with the Bank for reasons other than death.  Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination.  A termination of employment will not be considered a Separation from Service if:

(a)                                 the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or

(b)                                 the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).

1.16                        “Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise.

1.17                        “Termination for Cause.”  See Section 5.1.

1.18                        “Years of Service” means the twelve consecutive month period beginning on an Executive’s date of hire and any twelve (12) month anniversary thereof, during the entirety of which time the Executive is an employee of the Bank.  Employment with a subsidiary or other entity controlled by the Bank before the time such entity became a subsidiary or under such control shall not be considered “credited service” unless the Plan Administrator specifically agrees to credit such service.

Article 2
Distributions During Lifetime

2.1                               Normal Retirement Benefit.  Upon the Normal Retirement Date, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1                     Amount of Benefit.  The annual benefit under this Section 2.1 is Seventy-Five Thousand Dollars ($75,000).  Commencing on the first anniversary of the first benefit payment and continuing on each subsequent anniversary, this benefit shall be increased by three percent (3%) from the previous anniversary date.

2.1.2                     Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following Separation from Service.  The annual benefit shall be distributed to the Executive for the life of the Executive.

2.2                               Early Termination Benefit.  Upon Early Termination, the Bank shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1                     Amount of Benefit.  The benefit under this Section 2.2 is the vested Account Value described as of the end of the Plan Year preceding Separation from Service.  This benefit is determined by vesting the Executive in ten percent (10%) of the Account Value for the first Plan Year, and an additional ten percent (10%) of said amount for each succeeding year thereafter until the Executive becomes one hundred percent (100%) vested in the Account Value.

2.2.2                     Distribution of Benefit.  The Bank shall distribute  the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments commencing on the first day of the month following Normal Retirement Age.

2.3                               Disability Benefit.  If the Executive experiences a Disability which results in a Separation from Service prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1                     Amount of Benefit.  The benefit under this Section 2.3 is one hundred percent (100%) of the Account Value determined as of the end of the Plan Year preceding Separation from Service.

2.3.2                     Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments commencing on the first day of the month following Normal Retirement Age.

2.4                              Change in Control Benefit.  Upon a Change in Control, followed within twelve (12) months by a Separation from Service, the Bank shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1                     Amount of Benefit.  The benefit under this Section 2.4 is one hundred percent (100%) of the Account Value determined as of the end of the Plan Year preceding Separation from Service.

2.4.2                     Distribution of Benefit.  The Bank shall distribute the benefit to the Executive in one hundred eighty (180) consecutive equal monthly installments commencing on the first day of the month following Normal Retirement Age.

2.4.3                     Excess Parachute Payments.  Notwithstanding any provision of this Agreement to the contrary, and to the extent allowed by Code Section 409A, if any distribution(s) made under this Section 2.4.3 would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such distribution(s) to the extent necessary to avoid treating the distribution(s) as an excess parachute payment.

2.5                               Restriction on Timing of Distribution.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service.  Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

2.6                               Distributions Upon Income Inclusion Under Section 409A of the Code.  Upon the inclusion of any portion of the Account Value into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s vested Account Value, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7                               Change in Form or Timing of Distributions.  For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Section 8.1, amend the Agreement to delay the timing or change the form of distributions.  Any such amendment:

(a)                                 may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)                                 must, for benefits distributable under Section 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)                                  must, for benefits distributable under Section 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)                                 must take effect not less than twelve (12) months after the amendment is made.

Article 3
Distribution at Death

3.1                               Death During Active Service.  If the Executive dies while in the active service of the Bank, the Bank shall distribute to the Beneficiary the benefit described in this Section 3.1.  This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1                     Amount of Benefit.  The benefit under this Section 3.1 is the Early Retirement Benefit amount described in Section 2.2.1.

3.1.2                     Distribution of Benefit.  The Bank shall distribute the benefit to the Beneficiary in one hundred eighty (180) consecutive equal monthly installments commencing the first day of the month following receipt by the Bank of the Executive’s death certificate.

3.2                               Death During Distribution of a Benefit.  If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived; provided, however, for benefits payable under Section 2.1, if the Executive has received les s than one hundred eighty (180) equal consecutive monthly installments, the Beneficiary shall continue to receive the same amounts and at the same time until the sum of the installments to the Beneficiary and Executive equal one hundred eighty (180).

3.3.                            Death After Separation from Service But Before Benefit Distributions Commence.  If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Bank of the Executive’s death certificate, for a total of one hundred eighty (180) equal consecutive monthly installments.

Article 4
Beneficiaries

4.1                               Beneficiary.  The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Executive participates.

4.2                               Beneficiary Designation:  Change; Spousal Consent.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  If the Executive names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Plan Administrator, must be signed by the Executive’s spouse and returned to the Plan Administrator, must be signed by the Executive’s spouse and returned to the Plan Administrator.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive of if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by competing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time.  Upon the acceptance by the Plan Administrator of a new

Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3                               Acknowledgement.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4                               No Beneficiary Designation.  If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5                               Facility of Distribution.  If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a compete discharge of any liability under the Agreement for such distribution amount.

Article 5
General Limitations

5.1                               Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive’s employment with the Bank is terminated for:

5.2.1                     Negligence or neglect of duties; or

5.2.2                     Commission of a felony or of a misdemeanor involving moral turpitude; or

5.2.3                     Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in or creating a risk of resulting in an adverse effect on the Bank; or

5.2.4                     For any and all other reason or reasons constituting “cause” or “just cause” for the Bank to terminate the Executive; including (but not limited to), and act of disloyalty such as competing or serving a competitor while employed by Visalia Community Bank.

5.2                               Suicide or Misstatement.  No benefits shall be distributed if the Executive commits suicide within three years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Bank denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

Article 6
Administration of Agreement

6.1                               Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder.

6.2                               Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.3                               Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4                               Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any all claims, losses, damages, expenses or liabilities arising from any action or failure to set with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5                               Annual Statement.  The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.

Article 7
Claims And Review Procedures

7.1                               Claims Procedure.  An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1                     Initiation — Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

7.1.2                     Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3                     Notice of Decision.  If the Plan Administrator denies part of all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                 The specific reasons for the denial;

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based;

(c)                                  A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)                                 An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)                                  A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2                               Review Procedure.  If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1                     Initiation — Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2                     Additional Submissions — Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3                     Considerations on Review.  In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4                     Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5                     Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)                                 The specific reasons for the denial;

(b)                                 A reference to the specific provisions of the Agreement on which the denial is based;

(c)                                  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)                                 A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8
Amendments and Termination

8.1                               Amendments.  This Agreement may be amended only by a written agreement signed by the Bank and the Executive.  However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

8.2                               Plan Termination Generally.  This Agreement may be terminated only by a written agreement signed by the Bank and the Executive.  The benefit shall be the Account Value as of the date the Agreement is terminated.  Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3                               Plan Termination Under Section 409A.  Notwithstanding anything to the contrary in Section 8.2, if the Bank terminates this Agreement in the following circumstances:

(a)                                 Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)                                 Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

the Bank may distribute the Account Value, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Article 9
Miscellaneous

9.1                               Binding Effect.  This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2                               No Guarantee of Employment.  This Agreement is not a contract for employment.  It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive.  It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3                               Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4                               Tax Withholding and Reporting.  The Bank shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement.  The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).  Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5                               Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

9.6                               Unfunded Arrangement.  The Executive and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Bank to distribute such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life or other informal funding asset is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

9.7                               Reorganization.  The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8                               Entire Agreement.  This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9                               Interpretation.  Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10                        Alternative Action.  In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

9.11                        Headings.  Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12                        Validity.  In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13                        Notice.  Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Visalia Community Bank

120 North Floral Street

Visalia, CA 93291

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14                        Compliance with Section 409A.  The is Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.15                        Rescissions.  Any modification to the terms of this Agreement that would inadvertently result in (i) treatment as a material modification under Section 409A of the Code; or (ii) an additional tax liability on the part of the Executive, shall have no effect to the extent the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:

VISALIA COMMUNITY BANK

/s/ Thomas J. Beene	By	/s/ F.T. Elliott, III
Thomas J. Beene

Title Chairman of the Board

Visalia Community Bank

Thomas Beene

Salary Continuation Plan — Schedule A

Plan Year	Benefit Level	Accrual Balance	Early Term. Vesting Schedule	Vested Accrual Balance	Early Termination Annual Benefit Payable at 65	Change of Control Annual Benefit Payable at 65	Disability Annual Benefit Payable Immediately
1	75,000	18,857	10.00%	1,886	774	7,745	2,162
2	75,000	39,279	20.00%	7,856	2,979	14,896	4,504
3	75,000	61,395	30.00%	18,419	6,450	21,499	7,041
4	75,000	85,348	40.00%	34,139	11,038	27,596	9,788
5	75,000	111,289	50.00%	55,644	16,613	33,225	12,762
6	75,000	139,382	60.00%	83,629	23,054	38,424	15,984
7	75,000	169,808	70.00%	118,865	30,257	43,224	19,473
8	75,000	202,758	80.00%	162,207	38,125	47,656	23,252
9	75,000	238,444	90.00%	214,600	46,573	51,748	27,344
10	75,000	277,092	100.00%	277,092	55,527	55,527	31,776
11	75,000	318,947	100.00%	318,947	59,016	59,016	36,576
12	75,000	364,276	100.00%	364,276	62,238	62,238	41,775
13	75,000	413,367	100.00%	413,367	65,212	65,212	47,404
14	75,000	466,534	100.00%	466,534	67,959	67,959	53,501
15	75,000	524,112	100.00%	524,112	70,496	70,496	60,104
16	75,000	586,470	100.00%	586,470	72,838	72,838	67,255
17	75,000	654,004	100.00%	654,004	75,000	75,000	75,000